CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and effective as of the 30th day of May 2013, by and between Spiral Energy Tech., Inc. (the “Company”), and Ragonap Enterprises, Inc. (“Consultant”).

WHEREAS, the Company desires to have Consultant provide certain consulting services, as described in Section 1 of this Agreement, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Consultant desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement in exchange for the Consulting Fee (defined in Section 2) provided for in Section 2.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.           CONSULTING SERVICES.  During the term of this Agreement, Consultant, in the capacity as an independent contractor, shall provide the services to the Company set forth on Schedule 1 (the “Services”).  The Company acknowledges that Consultant will limit its role under this Agreement to that of a consultant, and the Company acknowledges that Consultant is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services.  The Company acknowledges and hereby agrees that Consultant is not engaged on a full-time basis and Consultant may pursue any other activities and engagements it desires during the term of this Agreement. Consultant shall perform the Services in accordance with all local, state and federal rules and regulations.

2.           COMPENSATION TO CONSULTANT. The Company shall pay to Consultant a one-time fee of $6,250 in cash pursuant to the wire instructions set forth in Schedule 2.

3.           TERM.  The term of this Agreement shall begin on the date of the execution of this Agreement and terminate June 30, 2013 (the “Term”).

4.           EFFECT OF TERMINATION.  This Agreement may not be terminated during the Term and under no circumstance is Consultant under any obligation to return all or any portion of the Consulting Fee to the Company.

5.           ACCURACY OF INFORMATION PROVIDED TO CONSULTANT.  The Company represents and warrants to Consultant that the publicly available financial information concerning the Company, to the knowledge of the Company, is true and correct in all material respects.

6.           INDEPENDENT CONTRACTOR.  Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company.  Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

7.           NO AGENCY CREATED.  No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor.  Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter.  Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

8.           INTENTIONALLY OMITTED.

9.           NOTICES.  Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:

If to the Company:

Spiral Energy Tech., Inc.
110 Greene Street, Suite 403
New York, New York 10012
Attn: Ezra Green

If to Consultant:
Ragonap Enterprises, Inc.
3665 Merrick Road
Seaford NY 11783
Attn: Tony Napolitano

10.           ASSIGNMENT.  This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party.  Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.  Notwithstanding anything to the contrary in this provision or this Agreement, the Consultant may assign, pledge, transfer or sell the Compensation without the prior written consent of the Company.

11.           CONFIDENTIAL INFORMATION.  Consultant agrees that, at no time during the Term or a period of one (1) year immediately after the Term, will Consultant (a) use Confidential Information (as defined below) for any purpose other than in connection with the Services or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company.  As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that (i) has entered the public domain through no action or failure to act of Consultant; (ii) prior to disclosure hereunder was already lawfully in Consultant’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Consultant on a non-confidential basis from a third party who has the right to disclose such information to Consultant; or (iv) is ordered to be or otherwise required to be disclosed by Consultant by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

12.           RETURN OF MATERIALS AT TERMINATION.  Consultant agrees that all documents, reports and other data or materials provided to Consultant shall remain the property of the Company, including, but not limited to, any work in progress.  Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, belonging to the Company, including all copies thereof.

13.           CONFLICTING AGREEMENTS; REQUISITE APPROVAL.  Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and Consultant represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

14.           NO WAIVER.  No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

15.           GOVERNING LAW.  This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of New York.  The venue for any legal proceedings in connection with this Agreement shall be in the federal or state courts located in the City of New York, State of New York.

16.           ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought.  This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates.

17.           SECTION HEADINGS.  Headings contained herein are for convenient reference only.  They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

18.           SURVIVAL OF PROVISIONS.  In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws.  The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Agreement shall be construed as severable and independent thereof.

19.           BINDING EFFECT.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of this Agreement.

20.           ATTORNEY'S FEES.  The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

21.           AUTHORIZATION.  The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

22.           ADDITIONAL DOCUMENTS.  Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

23.           COUNTERPARTS & TELEFACSIMILE. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.  A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

24.           COMPLIANCE WITH LAW. Consultant will comply with all laws, rules and regulations related to its activities on behalf of the Company pursuant to this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE COMPANY:

Spiral Energy Tech., Inc.

By: /s/ Ezra Green
Name: /s/ Ezra Green
Title:   Chief Executive Officer

CONSULTANT:

Ragonap Enterprises, Inc.

By: /s/ Anthony Napolitano
Name: Anthony Napolitano
Title:   President

Schedule 1
Services

The following are the Services that Consultant shall provide to the Company:

•	Consulting on investment opportunities, renewable energy and energy monitoring

Schedule 2
Wire Instructions